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                                                                     EXHIBIT 2.6

                                  AMENDMENT #1
                           TO AGREEMENT FOR PURCHASE
                               AND SALE OF ASSETS

     This Amendment #1 (the "Amendment") to the Agreement for Purchase and Sale of Assets (the "Purchase Agreement") entered into as of March 25, 2000, by and among Tier Technologies, Inc., a California corporation ("Tier"), Harris Chapman, a Florida corporation ("HC") and Richard E. Kristensen, is entered into as of May 15, 2000 (the "Amendment Date").

                                    Recitals

     Whereas, pursuant to the terms of the Purchase Agreement, Tier has purchased certain assets from HC; and

     Whereas, the parties desire to change the scheduled time of payment for the Post-Closing Payment to November 1, 2000.


                                   Agreement

     Now, Therefore, in consideration of the benefits described in the Recitals hereto and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Except as otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings given to them in the Purchase Agreement.

2. Section 2.4(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

          "(b) Five Hundred Fifty Thousand Dollars ($550,000) (the "Post-Closing Payment") payable on November 1, 2000. On November 1, 2000, Purchaser shall pay the Post-Closing Payment in Immediately Available Funds (i) first to deposit with the Escrow Agent Fifteen Thousand Dollars ($15,000) of the Post-Closing Payment (this $15,000 deposit, together with the cash deposited with the Escrow Agent at the time of Closing is referred to herein as the "Escrow Cash"), and (ii) to pay the remainder of the Post-Closing Payment to the Seller. Escrow Agent shall hold the Escrow Cash in an interest-bearing escrow account and shall disburse funds therefrom in accordance with the Escrow Agreement. Seller acknowledges that its legal and beneficial interests in the Escrow Cash are subject to the terms of this Agreement and the Escrow Agreement.

3. Except as set forth in Section 2 above, all terms and conditions of the Purchase Agreement shall remain in full force and effect.

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4.  This Amendment shall be governed by and construed in accordance with the laws of the State of California.

5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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     In Witness Whereof, the parties have executed this Amendment on the day and year first written above.

                                      Tier Technologies, Inc.



                                      By:  /S/  JIM BILDNER
                                           ----------------


                                      Harris Chapman



                                      By:  /S/  RICHARD E. KRISTENSEN
                                           --------------------------




                                           /S/  RICHARD E. KRISTENSEN
                                           --------------------------
                                                Richard E. Kristensen

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